Exhibit 99.1

francesca’s® Announces Reverse Stock Split

HOUSTON, TEXAS — June 28, 2019 — Francesca’s Holdings Corporation (Nasdaq: FRAN) today announced that its Board of Directors approved a reverse stock split of the Company’s common stock at a ratio of 12-to-1. Earlier on June 28, 2019, at the Company’s 2019 annual meeting of stockholders, the Company’s stockholders approved a reverse stock split of the Company’s common stock at a ratio not less than 5-to-1 and not greater than 35-to-1. The reverse stock split is expected to be effective after market close on July 1, 2019 (the “Effective Time”). The Company’s common stock is expected to begin trading on a split-adjusted basis on The Nasdaq Stock Market LLC (“Nasdaq”) at market open on July 2, 2019 under the new CUSIP number: 351793 203. The trading symbol for the Company’s common stock will remain “FRAN.”

At the Effective Time, every twelve (12) issued shares of the Company’s common stock will be converted into one (1) share of the Company’s common stock. Once effective, the reverse stock split will reduce the number of shares of common stock issued and outstanding from approximately 35.4 million to approximately 3.0 million.

No fractional shares will be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive a fractional share will instead be entitled to receive cash (rounded down to the nearest cent, without interest and subject to applicable withholding taxes) in lieu of such fractional share from the Company’s transfer agent, Computershare Trust Company, N.A., in an amount equal to the product obtained by multiplying (a) the closing price per share of the Company’s common stock at the Effective Time for the reverse stock split as reported on Nasdaq, by (b) the fraction of the share owned by such stockholder. Holders of the Company’s common stock held in book-entry form or through a bank, broker or other nominee do not need to take any action in connection with the reverse stock split. Stockholders of record will be receiving information from the Company’s transfer agent regarding their common stock ownership post-split.

The reverse stock split will not modify any rights or preferences of the Company’s common stock. The reverse stock split is intended to increase the market price per share of the Company’s common stock to ensure the Company regains full compliance with Nasdaq’s minimum bid price requirement and maintains its listing on Nasdaq. As previously announced, the Company can regain compliance with Nasdaq’s minimum bid price requirement if the closing bid price of the Company’s common stock is at least $1 per share for a minimum of ten consecutive business days prior to July 31, 2019. The Company anticipates that the effects of the reverse stock split will be sufficient for the Company to regain compliance with Nasdaq’s minimum bid price requirement by July 31, 2019.

Forward-Looking Statements

Certain statements in this release are “forward-looking statements” made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that are expected. These risks and uncertainties include, but are not limited to, the following: the Company’s ability to attain the necessary stock price levels to regain compliance with Nasdaq’s continued listing standards or, even if achieved, to continue to satisfy Nasdaq’s qualitative and quantitative continued listing standards in the future; the risk that our exploration of strategic or financial alternatives may not result in any transaction or alternative that enhances value, the risk that we may not be able to successfully execute our turnaround plan; the risk that we may not be able to successfully integrate our Interim Chief Executive Officer and attract and integrate a new Chief Executive Officer; the risk that we cannot anticipate, identify and respond quickly to changing fashion trends and customer preferences or changes in consumer environment, including changing expectations of service and experience in boutiques and online, and evolve our business model; our ability to attract a sufficient number of customers to our boutiques or sell sufficient quantities of our merchandise through our ecommerce website; our ability to successfully open, close, refresh, and operate our boutiques each year; our ability to efficiently source and distribute merchandise quantities necessary to support our growth; and the impact of potential tariff increases or new tariffs. For additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from those contained in the Company’s forward-looking statements, please refer to "Risk Factors" in the Company’s Annual Report on Form 10-K for the year ended February 3, 2019 filed with the Securities and Exchange Commission (“SEC”) on May 3, 2019 and any risk factors contained in subsequent quarterly and annual reports it files with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement.

About Francesca's Holdings Corporation

francesca's® is a specialty retailer which operates a nationwide-chain of boutiques providing customers a unique, fun and personalized shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. As of May 4, 2019, francesca's® operated approximately 722 boutiques in 47 states and the District of Columbia and also serves its customers through francescas.com. For additional information on francesca's®, please visit www.francescas.com.

CONTACT:

ICR, Inc.	Company
Jean Fontana	Kelly Dilts 832-494-2236
646-277-1214	Kate Venturina 832-494-2233
IR@francescas.com